Exhibit 23.1






                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement of Allegheny Teledyne Incorporated and to the incorporation by reference therein of our report dated January 19, 1998, with respect to the consolidated financial statements of Allegheny Teledyne Incorporated, previously incorporated by reference into Allegheny Teledyne Incorporated's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as amended, filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP

Ernst & Young LLP
Pittsburgh, Pennsylvania
September 2, 1998